EXHIBIT 99.2

Solectron Prices $450 Million Convertible Senior Note Offering

MILPITAS, Calif.—Feb. 9, 2004—Solectron Corporation (NYSE:SLR) today announced the pricing of its $450 million of convertible senior notes due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (Securities Act). The notes will bear interest at a rate of 0.50 percent per year and will rank equal in right of payment with all of Solectron’s unsubordinated, unsecured obligations. Solectron has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million principal amount of the notes to cover over-allotments. The sale of the notes is expected to close Feb. 17, 2004.

The notes will be convertible, under certain circumstances, into Solectron’s common stock at an initial conversion rate of 103.4468 per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $9.67 per share. The initial conversion price represents a premium of approximately 43 percent relative to the last reported sale price of Solectron’s common stock on the New York Stock Exchange on Feb. 9, 2004, which was $6.76 per share.

Solectron has the right to redeem some or all of the notes on or after Feb. 20, 2011. Holders of the notes have the option to require Solectron to repurchase the notes on each of Feb. 15, 2011, 2014, 2019, 2024 and 2029, or in the event of a change in control. In each case, the redemption or repurchase price would be at 100 percent of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.

Solectron plans to use the net proceeds of the offering to repurchase and repay certain of its outstanding unsubordinated indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.